Exhibit 8.1

December 18, 2014

ServisFirst Bancshares, Inc.

850 Shades Creek Parkway, Suite 200

Birmingham, AL 35209

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the proposed merger of Metro Bancshares, Inc. (Metro), a Georgia Corporation, into ServisFirst Bancshares, Inc. (ServisFirst), a Delaware Corporation, with ServisFirst as the surviving entity, pursuant to the Agreement and Plan of Merger dated as of October 20, 2014, as amended (the Merger Agreement), in a transaction (the Merger) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the Code). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Merger Agreement; the Registration Statement on Form S-4, as amended through the date hereof (the Form S-4) filed by ServisFirst with the Securities and Exchange Commission on November 24, 2014; and the certificates to be provided by ServisFirst and Metro to the undersigned dated as of the date hereof (the Tax Certificates) and such other documents as we have deemed necessary or appropriate as a basis for such opinion. In rendering this opinion, we are assuming that the representations made by ServisFirst and Metro in the Tax Certificates are true and correct as of the Effective Time of the Merger, that any representations made in such Tax Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations.

In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Form S-4, and (2) that the parties will act and that the Merger will be effected in accordance with the Merger Agreement and as described in the Form S-4. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (1) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (2) the Merger will be effected pursuant to Delaware statutes and as a result of which the following events will occur simultaneously at the Effective Time: (a) all of the assets and liabilities of Metro become the assets and liabilities of ServisFirst and (b) Metro's separate legal existence ceases for all legal purposes.

One Federal Place 1819 Fifth Avenue North Birmingham, AL 35203-2119 PHONE: 205.521.8000 FAX: 205.521.8800 BABC.COM

ServisFirst Bancshares, Inc.
December 18, 2014

Based on and subject to the foregoing, and our review and analysis of the current state of the law, it is our opinion that (1) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) Metro and ServisFirst will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (3) subject to the limitations, qualifications, exceptions and assumptions set forth therein, the discussion in the section of the Form S-4 entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” insofar as it summarizes United States federal tax law, constitutes a fair and accurate summary under current law of the material United States federal income tax consequences of the Merger in all material respects.

This opinion is limited to the tax matters specifically covered herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumption that representations made by Metro and ServisFirst in the Certificates are true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment. This opinion has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

We hereby consent to the filing of this opinion of counsel as an Exhibit to the Form S-4, and to the reference to us in Form S-4. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Bradley Arant Boult Cummings LLP
/s/ Bradley Arant Boult Cummings LLP